Exhibit 1.01

Teradata Corporation

Conflict Minerals Report

For the Year Ended December 31, 2021

This Conflict Minerals Report (this “Report”) has been prepared by Teradata Corporation (“Teradata”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”), for the reporting period January 1 to December 31, 2021.

“Conflict Minerals” include gold, tin, tantalum and tungsten (collectively, the “Conflict Minerals” or “3TG”).

Teradata conducted due diligence on the origin, source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of the products that it manufactured or contracted to manufacture, for which manufacturing was completed during 2021, to ascertain whether these Conflict Minerals originated in the Democratic Republic of Congo or an adjoining country and financed or benefited Armed Groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries. Teradata’s due diligence undertakings are described in this Report.

When this Report uses the term “conflict-free” it means the applicable Conflict Minerals, smelters or refiners that have been verified as complying with the Responsible Minerals Initiative’s (“RMI”) Responsible Minerals Assurance Process (“RMAP”) or an equivalent third-party audit program. When this Report uses the terms the “Covered Countries,” “DRC” or “DRC Region” it means the Democratic Republic of the Congo and adjoining countries, including Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

1.	Company Overview

Teradata is a provider of a leading connected multi-cloud data platform for enterprise analytics, focused on helping companies leverage all their data across an enterprise, at scale. Teradata has broadened its market opportunity by evolving from an on-premises only, enterprise data warehouse company to a provider of a connected multi-cloud, data platform for enterprise analytics. Teradata’s products and services are composed of software, hardware, and related business consulting and support services. Its on-premises platforms include the Teradata hardware products that are within the scope of this Report. As of December 31, 2021, Teradata operated 58 facilities in 32 countries and employed approximately 7,200 people worldwide. Teradata owns its San Diego headquarters and all other facilities are leased.

2.	Products Overview

The equipment (excluding software) comprising Teradata’s products typically includes electronic computer processors, boards, servers, data storage, power supplies, cabinetry and related tangible components. Collectively, the tangible components of those products are referred to in this Report as Teradata “hardware” or Teradata “hardware products.” Other products, including third-party equipment, that Teradata does not manufacture or contract to manufacture are outside the scope of this Report. Teradata engineers, designs, and establishes specifications for Teradata hardware products, leveraging components from industry leaders and using industry-standard technologies selected and configured to work optimally with other hardware components and software. Each of the Teradata hardware products shares some common hardware components and/or suppliers with its other hardware products.

During 2021, Teradata did not manufacture any of its hardware products. All Teradata hardware manufactured during 2021 for distribution to others was manufactured by its sole-source electronics manufacturing services provider, Flex Ltd. (“Flex” or “Contract-Manufacturer”). Teradata has determined that certain of these hardware products for which manufacturing was completed during 2021 contain Conflict Minerals.

3.	Supply Chain Overview

During 2021, 66 suppliers, including the Contract-Manufacturer and its affiliates, directly provided hardware components and materials for Teradata hardware products (“key suppliers”). The Contract-Manufacturer assembled those hardware components, performed and completed the manufacturing of its hardware products, and initiated distribution of those products from the United States. The hardware components and materials included in its hardware products include components and materials from multiple upstream suppliers, supplier-tiers and sources across the world. Teradata is multiple supplier-tiers downstream from the smelters and refiners that provide materials used in the supply chain for Teradata hardware components. Teradata has had no direct relationships with those smelters or refiners, and has had no direct presence, direct business activities or employees located in the Covered Countries.

4.	Conflict Minerals Analysis

Based upon a review of Teradata’s product categories, Teradata has concluded that (i) certain Teradata hardware products for which manufacturing was completed during 2021 contain the Conflict Minerals; and (ii) the Conflict Minerals included in Teradata hardware products did not originate exclusively from recycled or scrap resources.

Teradata also determined that its Contract-Manufacturer (i) has a Conflict Minerals Policy for its suppliers, which is publicly available at www.flex.com; (ii) is a member of the RMI and uses the RMI Conflict Minerals Reporting Template (“CMRT”) in connection with its Conflict Minerals program; and (iii) is subject to the Rule and has annually filed a Form SD and accompanying Conflict Minerals report, which are available on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

5.	Teradata’s Due Diligence Framework

Teradata has designed its Conflict Minerals Policy and associated due diligence processes to support and align with the RMI and RMAP frameworks and thereby with the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” and the supplements thereto (the “OECD Guidance”).

A.	Establishment of Robust Company Ethics and Compliance Management Systems

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Teradata has adopted and maintains a Conflict Minerals Policy (the “Policy”), which is publicly available on its website at www.teradata.com (the “website”). The Policy has been communicated to relevant personnel and is available to all Teradata employees via the website. Among other things, the Policy:

○	authorizes and assigns responsibilities for a Teradata Conflict Minerals Management Committee;
○	encourages respect and protection of human rights and the environment with its supply chain;
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fosters supply chain integrity, ethics, compliance and accountability, including with respect to Conflict Minerals, Conflict Minerals legal duties and Conflict Minerals industry and framework initiatives;

○	prohibits knowing inclusion of DRC Region Conflict Minerals in its hardware products;
○	establishes an escalation and corrective actions process in the event of actual or suspected Conflict Minerals compliance risks, exceptions or violations;
○	establishes an expectation or requirement with its supply chain that the 3TG content in its hardware products must become conflict-free as and when required by law and SEC guidance;
○	adopted procedures and expectations that Teradata’s Conflict Minerals initiatives and status are reviewed with Teradata senior management and the Audit Committee of Teradata’s Board of Directors; and
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adopted procedures and expectations that the Policy is reviewed and updated at least annually and on an intermediate as-required basis to assure that any new legal developments are accounted for on a timely basis.

•	Teradata has prepared this Report for 2021 and it will be posted on its website.
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Teradata supports the principles of the Responsible Business Alliance (formerly the Electronic Industry Citizenship Coalition) (“RBA”) Code of Conduct. The RBA Code of Conduct includes provisions regarding responsible sourcing of minerals, including with respect to 3TG and DRC Region Conflict Minerals.

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Teradata (i) has declared its support for and adopted the principles of the United Nations (“UN”) Global Compact, (ii) is a signatory to the UN Global Compact, (iii) is a financial supporter of the UN Global Compact, and (iv) submitted an UN Global Compact Communications on Progress.

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Teradata has adopted a company Code of Conduct, which is publicly available on its website. The Code of Conduct includes provisions related to respecting and protecting human rights, including Teradata’s adoption of the principles of the UN Global Compact and compliance regarding, among other areas, Conflict Minerals. Teradata’s public website also declares support for the principles of the RBA.

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Teradata has adopted a Teradata Supplier Code of Conduct and Teradata Business Partner Code of Conduct, both of which are publicly available on its website. Each of these includes Conflict Minerals compliance provisions and the principles of the RBA Code of Conduct and UN Global Compact.

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Teradata maintains the Teradata Ethics Helpline (i.e., a whistleblower hotline) through which anyone may report Teradata-related actual or suspected violations of policies or laws or raise Teradata-related issues for review and guidance and may do so on an anonymous and confidential basis. Anyone may report and seek guidance regarding Teradata-related matters that pertain to Conflict Minerals through Teradata’s Ethics Helpline.

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Teradata has maintained an Ethics and Compliance program and process for investigating, taking corrective actions and reporting matters related to ethics, compliance, actual or suspected violations of policies and actual or suspected violations of law, including matters involving policies or laws that pertain to Conflict Minerals. The linkage between the Conflict Minerals compliance processes and broader Ethics and Compliance processes is described in the Policy.

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Teradata publishes an annual Environmental, Social and Governance (“ESG”) Report, which is publicly available on its website. The ESG Report includes reference to the Policy and program, supply chain integrity initiatives, and initiatives to support and help protect human rights.

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Teradata has, by reference to/incorporation in various training materials (including as part of its annual Code of Conduct training), included Conflict Minerals, human rights, and third-party due-diligence awareness and compliance.

•	Teradata has included requirements that Flex and its suppliers comply with the Policy in certain relevant specifications and vendor regulatory compliance criteria for Teradata hardware products.
•	Teradata has included compliance with Conflict Minerals requirements provisions in certain relevant contracts with its Contract-Manufacturer and/or key suppliers.

B.	Supply Chain Risk Identification and Assessment

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Teradata has communicated with the Contract-Manufacturer regarding Conflict Minerals surveying, tracking, reporting, expectations and upstream key supplier communications with respect to direct suppliers of components for hardware that contain any 3TG.

•	Teradata has reviewed its Contract-Manufacturer’s Conflict Minerals Reports filed with the SEC.
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Teradata has spot-checked relevant websites, statements, Conflict Minerals Policies and/or Conflict Minerals Reports of certain key suppliers regarding their stated Conflict Minerals initiatives, processes, reasonable country of origin inquiry processes and due diligence processes.

•	Teradata has received and reviewed a RMI Conflict Minerals Reporting Template form for 2021 completed by the Contract-Manufacturer with respect to Teradata hardware products.
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Teradata designed its Conflict Minerals program and actions and determinations related to the Conflict Minerals program described in this Report to materially meet RCOI (defined below) requirements of the Rule and OECD Guidance.

•	Teradata has, through its participation in and support of the RMI, helped make Conflict Minerals training, guidance and resources available to its employees, suppliers and others.

C.	Reasonable Country of Origin Inquiry (“RCOI”)

The Contract-Manufacturer reported the following with respect to Teradata hardware products manufactured during 2021:

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66 key suppliers of components for Teradata hardware products manufactured during 2021 were surveyed regarding Conflict Minerals using the RMI framework. Of the 66 key suppliers, it was determined that 20 solely provide components or materials that do not contain any 3TG or are outside the scope of the Rule, such as components or materials that are solely plastic, non-metallic fasteners, aluminum, packaging, test media, documentation, ink or a label.

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As of April 12, 2022, 12 of the remaining 46 key suppliers surveyed provided responses for 2021 that were deemed complete, 27 were open (e.g., awaiting responses or supplemental responses), 5 were rejected or repeated (e.g., identity of smelter or refiner not provided or deemed to be invalid), and 2 had some other identified problem (e.g., response in a form other than through the CMRT).

The RMI CMRT completed by the Contract-Manufacturer for 2021 regarding Teradata hardware products includes the following as of April 12, 2022:

•	each of the Conflict Minerals is contained in Teradata hardware products;
•	each of the Conflict Minerals is necessary to the production of Teradata hardware products;
•	the Conflict Minerals in Teradata hardware products do not originate exclusively from recycled or scrap sources;
•	Conflict Minerals data/information has not yet been received from 100% of suppliers of 3TG used in Teradata hardware products;
•	all smelters of the Conflict Minerals in Teradata hardware products have not yet been identified for all of the Conflict Minerals;
•	all applicable smelter information received by Teradata Contract-Manufacturer has been reported in its CMRT declaration that was provided to Teradata; and
•	the Contract-Manufacturer has a policy in place that addresses Conflict Minerals sourcing, which is publicly available at www.flex.com and states that Flex:
○	expects that its suppliers source from socially responsible suppliers;
○	expects that its suppliers have policies and procedures in place to ensure that products and parts supplied to Flex are DRC conflict-free;
○	expects that its suppliers provide all necessary due diligence information to confirm that all Conflict Minerals supplied to Flex are DRC conflict-free;
○	expects that its suppliers pass these requirements on to their supply chain; and
○	states that compliance with these requirements are taken into consideration when selecting and retaining suppliers.

In connection with that CMRT, the Contract-Manufacturer provided Teradata with information regarding 346 smelters/refiners/sources of the Conflict Minerals included in Teradata hardware products during 2021 as identified in direct supplier surveys. Annex I of this Report includes a list of source countries for each of the Conflict Minerals identified through that process. The following is the smelter status of the 346 total identified smelters/refiners/sources of the Conflict Minerals:

•	Conformant: 237
•	Active: 18
•	In Communication: 12
•	Outreach Required: 45
•	Non Conformant/Not Applicable: 24
•	Communication Suspended-Not Interested: 6
•	RMI Due Diligence Reviews/Unable to Proceed: 4

The conformant/active/in communication rate for identified sources of the Conflict Minerals in Teradata’s supply chain is 77% (or 90% when including the “outreach required” sources).

Teradata subsequently spot-checked RMI/RMAP data regarding its key suppliers for adverse discrepancies and red flags versus the information and data reported by the Contract Manufacturer. Teradata did not detect any adverse discrepancies or red flags from this spot-check. The actions and determinations relevant to RCOI set forth above in this Report, the information in Annex I, the information provided by the Contract-Manufacturer from which Teradata derived the information in Annex I, the review of that information, and the immediately preceding paragraph reflect and summarize Teradata’s RCOI process and results for Teradata hardware products manufactured during 2021.

D.	Teradata’s Responses to Identified Risks

In connection with the CMRT for 2021 from the Contract-Manufacturer and as of April 12, 2022, our Contract-Manufacturer identified to us certain smelters/refiners/sources for the Conflict Minerals included in Teradata hardware products that reportedly source, or reportedly might source, directly and/or indirectly, 3TG from mines or sources in the Covered Countries. All of such smelters/refiners/sources have been identified as being DRC conflict-free for their respective Conflict Minerals, in accordance with the RMI/RMAP protocols. Thus, the total RMAP conformant rate for identified potential sources of the Conflict Minerals in Teradata’s supply chain that reportedly source, or might reportedly source, directly or indirectly, Conflict Minerals from mines or sources in the Covered Countries is 100%.

Teradata subsequently spot-checked RMI/RMAP data regarding smelters/refiners of DRC-sourced 3TG for adverse discrepancies and red flags versus the information and data reported by the Contract Manufacturer. Teradata did not detect any adverse discrepancies or red flags from this spot-check. The actions and determinations relevant to Conflict Minerals due diligence set forth above, the information provided by both RMI and the Contract-Manufacturer, Teradata’s review of that information, and the immediately preceding paragraph summarize the Conflict Minerals due diligence process and results for Teradata hardware products manufactured during 2021.

E.	Continued Risk Mitigation

Teradata continues to build upon its Conflict Minerals program attributes and activities set forth in this Report. Specifically, during 2021:

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All smelters/refiners identified by the Contract-Manufacturer that reportedly source, or reportedly might source, directly or indirectly, 3TG from mines or sources in the Covered Countries were on the RMAP conformant list for 2021.

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Although the total number of identified smelters/refiners/sources for the Conflict Minerals increased from 325 in 2020 to 346 in 2021, the number of key suppliers decreased from 84 in 2020 to 66 in 2021.

•	Teradata generally maintained the percentage of total key suppliers that have historically been surveyed:
○	2021: 56%
○	2020: 62%
○	2019: 70%
○	2018: 64%
○	2017: 63%
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Teradata continued to include compliance with the Policy, the principles of the RBA Code of Conduct and the principles of the UN Global Compact in our Code of Conduct, Supplier Code of Conduct and Business Partner Code of Conduct during 2021 and included information about each of those items in the annual all-employee ethics and compliance training for 2021 and/or other all-employee training materials.

•	Teradata continued to report relevant information regarding Conflict Mineral requirements, compliance and status to its senior management and the Audit Committee of our Board of Directors.
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Teradata continued to monitor legal developments and guidance related to Conflict Minerals compliance (including with respect to the Conflicts Minerals Rule and related SEC interpretive guidance) and considered and applied relevant developments to our Conflict Minerals program.

In addition, on an ongoing basis:

•	Teradata maintains and supplements information and materials on its internal employee online resource and collaboration site regarding Conflict Minerals.
•	Teradata maintains inquiries regarding Conflict Minerals as part of its compliance due diligence questionnaire template for merger-and-acquisition candidates.
•	Teradata continues to be a member of the RMI and financially supports the RMI through paying the RMI membership fees.
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As an RMI member, Teradata has direct access to RMI participant data, enabling it to take measures to verify related data reported by the Contract Manufacturer and to review relevant data to identify red flags and other indicia of risks, rather than relying solely on the Contract-Manufacturer to identify and report such risks.

ANNEX I

Conflict Minerals Report Data

Provided to Teradata Corporation

For the Year Ended December 31, 2021

IDENTIFIED COUNTRIES/PLACES OF ORIGIN FOR CONFLICT MINERALS

Recycled, Scrap and Mines

Gold (45)

ANDORRA
AUSTRALIA
AUSTRIA
BELGIUM
BRAZIL
CANADA
CHILE
CHINA
COLOMBIA
CZECHIA
FRANCE
GERMANY
GHANA
INDIA
INDONESIA
ITALY
JAPAN
KAZAKHSTAN
KOREA, REPUBLIC OF
KYRGYZSTAN
LITHUANIA
MALAYSIA
MAURITANIA
MEXICO
NETHERLANDS
NEW ZEALAND
NORWAY
PHILIPPINES
POLAND
RUSSIAN FEDERATION
SAUDI ARABIA
SINGAPORE
SOUTH AFRICA
SPAIN
SUDAN
SWEDEN
SWITZERLAND
TAIWAN, PROVINCE OF CHINA
THAILAND
TURKEY
UGANDA
UNITED ARAB EMIRATES
UNITED STATES OF AMERICA
UZBEKISTAN
ZIMBABWE

Tantalum (12)

BRAZIL
CHINA
ESTONIA
GERMANY
INDIA
JAPAN
KAZAKHSTAN
MEXICO
NORTH MACEDONIA, REPUBLIC OF
RUSSIAN FEDERATION
THAILAND
UNITED STATES OF AMERICA

Tin (19)

BELGIUM
BOLIVIA
BRAZIL
CHINA
INDIA
INDONESIA
JAPAN
MALAYSIA
MYANMAR
PERU
PHILIPPINES
POLAND
RUSSIAN FEDERATION
RWANDA
SPAIN
TAIWAN, PROVINCE OF CHINA
THAILAND
UNITED STATES OF AMERICA
VIET NAM

Tungsten (11)

AUSTRIA
BRAZIL
CHINA
GERMANY
JAPAN
KOREA, REPUBLIC OF
PHILIPPINES
RUSSIAN FEDERATION
TAIWAN, PROVINCE OF CHINA
UNITED STATES OF AMERICA
VIET NAM